Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:44 PM 01/14/2010

FILED 12:44 PM 01/14/2010

SRV 100039226 — 4777442 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

Dipexium Pharmaceuticals, LLC

FIRST. The name of the limited liability company is Dipexium Pharmaceuticals, LLC.

SECOND. The address of its registered office in the State of Delaware is 1521 Concord Pike #301, Wilmington, DE 19803, County of New Castle. The name of its Registered agent at such address is United States Corporation Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the date below.

Date: January 13, 2010

/s/ Sheila Dang
LegalZoom.com, Inc, Organizer
By: Sheila Dang, Assistant Secretary